Calculation of Filing Fee Tables
S-8
BICYCLE THERAPEUTICS PLC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, nominal value GBP0.01 per share	Other	3,468,394	$ 4.935	$ 17,116,524.39	0.0001381	$ 2,363.79
2	Equity	Ordinary shares, nominal value GBP0.01 per share	Other	430,000	$ 4.195	$ 1,803,850.00	0.0001381	$ 249.11
Total Offering Amounts:						$ 18,920,374.39		$ 2,612.90
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,612.90
Offering Note
[1]	These shares may be represented by the American Depositary Shares ("ADSs") of Bicycle Therapeutics plc (the "Registrant"). Each ADS represents one ordinary share, nominal value GBP0.01 per share (an "Ordinary Share"). The "Amount Registered" represents Ordinary Shares of the Registrant that became available for issuance under the Amended and Restated Bicycle Therapeutics plc 2020 Equity Incentive Plan (the "2020 Plan"), effective as of January 1, 2026, pursuant to the evergreen increase provision of the 2020 Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant which become issuable under the 2020 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Ordinary Shares. "Proposed Maximum Offering Price Per Share" and "Maximum Aggregate Offering Price" are estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant's ADSs as quoted on the Nasdaq Global Select Market on March 13, 2026.

[2]	These shares may be represented by the ADSs of the Registrant. Each ADS represents one Ordinary Share. The "Amount Registered" represents Ordinary Shares that became available for issuance under the Bicycle Therapeutics plc 2019 Employee Share Purchase Plan (the "ESPP"), effective as of January 1, 2026, pursuant to the evergreen increase provision of the ESPP. Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional Ordinary Shares of the Registrant which become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Ordinary Shares. "Proposed Maximum Offering Price Per Share" and "Maximum Aggregate Offering Price" are estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and are based on 85% of the average of the high and low sale prices of the Registrant's ADSs as reported on the Nasdaq Global Select Market on March 13, 2026. Pursuant to the ESPP, the purchase price of the Ordinary Shares reserved for issuance thereunder will be 85% of the fair market value of an Ordinary Share on the first trading day of the offering period or on the exercise date, whichever is lower.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources